[Capstone Logo]
February 28, 2008
To: Capmark Finance, Inc.
6955 Union Park Center, Suite 220
Midvale, UT 84047
As Master Servicer
Re: Morgan Stanley Capital I Inc. Commercial Mortgage Pass-Through Certificates,
Series 2007-
IQ15 issued pursuant to the Pooling and Servicing Agreement dated as of August 1,
2007 (the "Pooling and Servicing Agreement") among Morgan Stanley Capital I Inc., as
Depositor, Capmark Finance Inc., as Master Servicer (the "Master Servicer"), Prudential Asset
Resources, Inc., as Prudential Master Servicer and DC Hilton Special Servicer, Centerline
Servicing Inc., as General Special Servicer, Wells Fargo Bank National Association, as Trustee
and Custodian, U.S. Bank National Association, as Paying Agent, Certificate Registrar, and
Authenticating Agent, and the Subservicing Agreement dated as of August 1, 2007 (the
"Subservicing Agreement") between the Master Servicer and Capstone Realty Advisors, LLC
(the "Subservicer"). Capitalized terms used but not defined herein have the meanings set forth in the Subservicing Agreement or, if not defined therein, in the Pooling and Servicing Agreement.
I, Martin J. Clancy, certify that:
I am responsible for reviewing the activities performed by Capstone Realty Advisors,
LLC, as Subservicer under the aforesaid Subservicing Agreement.
A review of the Subserv icer's activities during the Reporting Period (the calendar year ending December 31, 2007) and of the Subservicer's performance under the aforesaid
Subservicing Agreement has been made under my supervision.
To the best of my knowledge, based on such review, Capstone, as Subservicer, has fulfilled all of its obligations under the Subservicing Agreement in all material respects throughout the Reporting Period.

Date: 02/28/2008
/ s / M a r t i n J . C l a n c y
Martin J. Clancy
Senior Vice President